                                                                     Exhibit 2-A















                          AGREEMENT AND PLAN OF MERGER


                                     Between


                              COLUMBIA ENERGY GROUP


                                       and


                                  NISOURCE INC.





                          Dated as of February 27, 2000

                                TABLE OF CONTENTS

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                                    ARTICLE I

                 FORMATION OF HOLDING COMPANY AND SUBSIDIARIES                                           2

1.1      Organization of Holdco                                                                          2
1.2      Directors and Officers of Holdco                                                                3
1.3      Organization of Merger Subsidiaries                                                             3
1.4      Actions of Directors and Officers                                                               4
1.5      Actions of Parent and the Company                                                               4

                                   ARTICLE II

                      THE MERGERS; CLOSING; EFFECTIVE TIME

2.1      The Mergers                                                                                     4
         (a)  Parent Merger                                                                              4
         (b)  Company Merger                                                                             5
2.2      Closing                                                                                         6
2.3      Effective Time                                                                                  6
2.4      Alternative Structure                                                                           7

                                   ARTICLE III

              EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF PARENT,
            THE COMPANY AND THE MERGER SUBS; EXCHANGE OF CERTIFICATES


3.1      Merger Sub Shares                                                                               8
3.2      Holdco Shares                                                                                   8
3.3      Conversion of Parent Shares                                                                     8
3.4      Conversion of Company Shares                                                                    9
3.5      Stock Elections                                                                                11
3.6      Proration                                                                                      13
3.7      Exchange of Company Certificates                                                               13
3.8      Dividends, Etc                                                                                 15

                                   ARTICLE IV

                        ADJUSTMENT TO PREVENT DILUTION                                                  17

4.1      Adjustments of the Exchange Ratio                                                              17

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES                                                  17

5.1      Representations and Warranties of the Company                                                  17
         (a)  Organization, Good Standing and Qualification                                             18
         (b)  Capital Structure                                                                         19
         (c)  Corporate Authority; Approval and Fairness                                                20
         (d)  Governmental Filings; No Violations                                                       21
         (e)  Company Reports; Financial Statements                                                     22
         (f)  Absence of Certain Changes                                                                23
         (g)  Litigation                                                                                24
         (h)  Employee Benefits                                                                         24
         (i)  Compliance with Laws                                                                      26
         (j)  Takeover Statutes                                                                         27
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
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
         (k)  Environmental Matters                                                                     27
         (l)  Taxes                                                                                     28
         (m)  Labor Matters                                                                             29
         (n)  Intellectual Property                                                                     29
         (o)  Brokers and Finders                                                                       30
         (p)  Regulation as a Utility                                                                   30
         (q)  Trading Position Risk Management                                                          30
         (r)  Registration Statement and Proxy Statement                                                30
         (s)  Tax Matters                                                                               31
         (t)  Employment Agreements                                                                     31
         (u)  No Other Representations or Warranties                                                    31
5.2  Representations and Warranties of Parent                                                           31
         (a)  [RESERVED]                                                                                31
         (b)  Organization, Good Standing and Qualification                                             31
         (c)  Capital Structure                                                                         32
         (d)  Corporate Authority and Approval                                                          33
         (e)  Governmental Filings; No Violations                                                       34
         (f)  Parent Reports; Financial Statements                                                      35
         (g)  Absence of Certain Changes                                                                36
         (h)  Litigation                                                                                37
         (i)  Employee Benefits                                                                         37
         (j)  Compliance with Laws                                                                      39
         (k)  Takeover Statutes                                                                         40
         (l)  Environmental Matters                                                                     40
         (m)  Tax Matters                                                                               40
         (n)  Taxes                                                                                     40
         (o)  Labor Matters                                                                             41
         (p)  Intellectual Property                                                                     41
         (q)  Brokers and Finders                                                                       42
         (r)  Available Funds                                                                           42
         (s)  Regulation as a Utility                                                                   42
         (t)  Registration Statement and Proxy Statement                                                43
         (u)  No Other Representations or Warranties                                                    43

                               ARTICLE VI

                                COVENANTS


6.1      Interim Operations of the Company                                                              43
6.2      Acquisition Proposals                                                                          47
6.3      Shareholders Meeting                                                                           49
         (c)  Meeting Date                                                                              50
6.3A     Joint Proxy Statement and Registration Statement                                               50
         (a)  Preparation and Filing                                                                    50
         (b)  Letter of the Company's Accountants                                                       51
         (c)  Letter of Parent's Accountants                                                            51
6.4      Filings; Other Actions; Notification                                                           51
6.5      Access                                                                                         53
6.6      Stock Exchange De-listing                                                                      54
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
6.7      Publicity                                                                                      54
6.8      Benefits                                                                                       55
            (a)  Stock Options                                                                          55
            (b)  Employee Benefits                                                                      55
            (c)  Employees                                                                              56
            (d)  Community Involvement                                                                  56
            (e)  Integration Committee                                                                  57
            (f)  Phantom Shares                                                                         57
6.9      Expenses                                                                                       58
6.10     Indemnification; Directors' and Officers' Insurance                                            58
6.11     Takeover Statute                                                                               60
6.12     Parent Vote                                                                                    61
6.13     1935 Act                                                                                       61
6.14     Necessary Action                                                                               61
6.15     Certain Mergers                                                                                61
6.16     Rule 145 Affiliates                                                                            62
6.17     Executive Consent Rights                                                                       62
6.18     Listing of Units                                                                               62

                                   ARTICLE VII

                                   CONDITIONS

7.1      Conditions to Each Party's Obligation to Effect
         the Mergers                                                                                    62
         (a)  Shareholder Approval                                                                      63
         (b)  Registration Statement                                                                    63
         (c)  Listing of Shares                                                                         63
         (d)  HSR                                                                                       63
         (e)  Other Regulatory Consents                                                                 63
         (f)  Litigation                                                                                64
7.2      Conditions to Obligations of Parent                                                            64
         (a)  Representations and Warranties                                                            64
         (b)  Performance of Obligations of the Company                                                 65
         (c)  Consents Under Agreements                                                                 65
         (d)  Material Adverse Effect                                                                   65
7.3      Conditions to Obligation of the Company                                                        65
         (a)  Representations and Warranties                                                            65
         (b)  Performance of Obligations of Parent                                                      66
         (c)  Tax Opinion                                                                               66

                                  ARTICLE VIII

                                   TERMINATION

8.1      Termination by Mutual Consent                                                                  66
8.2      Termination by Either Parent or the Company                                                    66
8.3      Termination by the Company                                                                     67
8.4      Termination by Parent                                                                          68
8.5      Effect of Termination and Abandonment                                                          68

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL
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
9.1      Survival                                                                                       70
9.2      Modification or Amendment                                                                      70
9.3      Waiver of Conditions                                                                           71
9.4      Counterparts                                                                                   71
9.5      GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL                                                  71
9.6      Notices                                                                                        72
9.7      Entire Agreement; NO OTHER REPRESENTATIONS                                                     72
9.8      No Third Party Beneficiaries                                                                   73
9.9      Obligations of Parent and of the Company                                                       73
9.10     Severability                                                                                   73
9.11     Interpretation                                                                                 74
9.12     Assignment                                                                                     74

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of February 27, 2000, between Columbia Energy Group, a Delaware corporation (the "Company") and NiSource Inc., an Indiana corporation ("Parent").


          WHEREAS, the boards of directors of each of Parent and the Company have approved and declared it advisable and in the best interests of their respective companies and stockholders to consummate the mergers provided for herein, pursuant to which a newly formed holding company, Parent Holdco, Inc. ("Holdco"), will acquire all of the common stock of each of Parent and the Company through mergers of subsidiaries of Holdco with and into each of Parent and the Company or, if the Parent Requisite Vote (as hereinafter defined) is not obtained, pursuant to which a wholly owned subsidiary of Parent will merge with and into the Company;

          WHEREAS, for federal income tax purposes, it is intended that (i) the Parent Merger (as hereinafter defined) qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and/or as an exchange under the provisions of Section 351 of the Code and (ii) that, if the Parent Requisite Vote is obtained, the Company Merger (as hereinafter defined) qualify as an exchange under the provisions of Section 351 of the Code; and

          WHEREAS, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                  FORMATION OF HOLDING COMPANY AND SUBSIDIARIES

         1.1 Organization of Holdco. As promptly as

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practicable and in any event no later than five days following the execution of this Agreement, Parent shall cause Holdco to be organized under the laws of the State of Indiana. The Articles of Incorporation and By-Laws of Holdco shall be in such forms as shall be determined by Parent; provided that, if the Parent Requisite Vote has been received, prior to the Closing Date (as hereinafter defined), the Articles of Incorporation of Holdco shall be amended to be substantially in the form of the Articles of Incorporation of Parent in effect as of the date hereof. The authorized capital stock of Holdco shall initially consist of 100 common shares, without par value (the "Holdco Shares"), all of which shares shall be issued to Parent. Parent shall provide the Company with copies of the Articles of Incorporation and By-Laws of Holdco promptly upon the Company's request.

         1.2 Directors and Officers of Holdco. The directors and officers of Holdco shall be designated by Parent. Each such officer and director shall remain in office until his or her successor is elected.

         1.3 Organization of Merger Subsidiaries. As promptly as practicable, and in any event no later than five days following the execution of this Agreement, Holdco shall cause to be organized for the sole purpose of effectuating the mergers contemplated herein:

                    (a) Parent Acquisition Corp., a corporation to be organized under the laws of the State of Indiana ("PAC"). The Articles of Incorporation and By-Laws of PAC shall be in such forms as shall be determined by Parent. The authorized capital stock of PAC shall initially consist of 100 common shares, without par value ("PAC Shares"), all of which shares shall be issued to Holdco at a price of $1.00 per share.

                    (b) Company Acquisition Corp., a corporation to be organized under the laws of the State of Delaware ("CAC" and, together with PAC, the "Merger Subs"). The Certificate of Incorporation and By-Laws of CAC shall be in such forms as shall be determined by Parent. The authorized capital stock of CAC shall initially consist of 100 shares of common stock, par value $0.01 per share ("CAC Shares"), all of which shares shall be issued to Holdco at a price of $1.00 per share.

                    Parent shall provide the Company with copies of the Articles of Incorporation or Certificate of Incorporation, as the case may be, and By-Laws of PAC and CAC promptly upon the Company's request.

         1.4 Actions of Directors and Officers. As promptly as practicable and in any event no later than five days following the execution of this Agreement, Parent shall take all requisite action to designate the directors and officers of Holdco and each of the Merger Subs and to take such steps as may be necessary or appropriate to complete the organization of Holdco and the Merger Subs. Parent shall cause the directors of Holdco and the directors of the Merger Subs to declare advisable, ratify and approve this Agreement.

         1.5 Actions of Parent and the Company. As promptly as practicable and in any event no later than five days following the execution of this Agreement, Parent, as the holder of all the outstanding Holdco Shares, shall cause Holdco, as the sole stockholder of each of the Merger Subs, to adopt and declare advisable this Agreement. Parent shall cause Holdco, and Holdco shall cause Parent and the Merger Subs, to perform their respective obligations under this Agreement. As promptly as practicable and in any event no later than five days after the date hereof the parties shall cause this Agreement to be amended to add Holdco and the Merger Subs as parties hereto, and each Merger Sub shall become a constituent corporation in its respective Merger.


                                   ARTICLE II

                      THE MERGERS; CLOSING; EFFECTIVE TIME

         2.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement at the Effective Time (as hereinafter defined), the following transactions shall be consummated:

                    (a) Parent Merger. In accordance with the Indiana Business Corporation Law (the "IBCL") and this Agreement, at the Effective Time, PAC shall be merged with and into Parent, and the separate corporate existence of PAC shall thereupon cease (the "Parent Merger"). Parent shall be the surviving corporation in the Parent Merger and shall continue its corporate existence under the laws of the State of Indiana, and the separate corporate existence of Parent with all its rights, privileges, immunities and franchises shall continue unaffected by the Parent Merger. As a result of the Parent Merger, Parent shall become a wholly owned subsidiary of Holdco. The Parent Merger shall have the effects set forth in the IBCL. Pursuant to the Parent Merger:

                        (i) The Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the surviving corporation in the Parent Merger.

                        (ii) The By-Laws of PAC, as in effect immediately prior to the Effective Time, shall be the by-laws of the surviving corporation in the Parent Merger.

                        (iii) The directors of PAC immediately prior to the Effective Time, shall, from and after the Effective Time, be the directors of the surviving corporation in the Parent Merger until their successors are duly appointed or elected in accordance with applicable law.

                        (iv) The officers of Parent immediately prior to the Effective Time, shall, from and after the Effective Time, be the officers of the surviving corporation in the Parent Merger until their successors are duly appointed or elected in accordance with applicable law.

                        (v) The shares of PAC and Parent shall be converted as provided in Article III.

                  (b) Company Merger. In accordance with the Delaware General Corporation Law (the "DGCL") and this Agreement, at the Effective Time, CAC shall be merged with and into the Company, and the separate corporate existence of CAC shall thereupon cease (the "Company Merger" and, together with the Parent Merger, the "Mergers"). The Company shall be the surviving corporation in the Company Merger and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Company Merger. As a result of the Company Merger, the Company shall become a wholly owned subsidiary of Holdco. The Company Merger shall have the effects set forth in the

DGCL. Pursuant to the Company Merger:

                        (i) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the Company Merger.

                        (ii) The By-Laws of CAC, as in effect immediately prior to the Effective Time, shall be the by-laws of the surviving corporation in the Company Merger.

                        (iii) The directors of CAC immediately prior to the Effective Time, shall, from and after the Effective Time, be the directors of the surviving corporation in the Company Merger.

                        (iv) The officers of the Company immediately prior to the Effective Time, shall, from and after the Effective Time, be the officers of the surviving corporation in the Company Merger.

                        (v) The shares of CAC and the Company shall be converted as provided in Article III.

         2.2 Closing. The closing of the Mergers (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the third Business Day after the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date"). For purposes of this Agreement, the term "Business Day" means a day on which banks are not required or authorized by law to close in New York City.

         2.3 Effective Time. On the Closing Date, or, if not reasonably practicable, as soon as practicable following the Closing Date, the Company and Parent will cause Articles of Merger relating to the Parent Merger to be executed, acknowledged and filed with the Secretary of State of the State of Indiana and a Certificate of Merger relating to the Company Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The term

"Effective Time" shall mean the time and date which is the later of (i) the date and time of the filing of the Articles of Merger relating to the Parent Merger with the Secretary of State of the State of Indiana and (ii) the date and time of the filing of the Certificate of Merger relating to the Company Merger with the Secretary of State of the State of Delaware.

         2.4 Alternative Structure. In the event Parent fails to obtain the Parent Requisite Vote (as defined in Section 5.2(d)) at the Parent Shareholders Meeting (as defined in Section 6.3(b)), the Company, Parent and Holdco hereby agree that the Company Merger will be consummated upon the following terms:

                  (a) the Parent Merger will not be consummated and Holdco will not repurchase Holdco Shares and consequently Holdco shall remain a wholly owned subsidiary of Parent;

                  (b) the term "Effective Time" as used throughout this Agreement shall mean the date and time of the filing of the Certificate of Merger relating to the Company Merger;

                  (c) Parent shall cause Holdco to, and Holdco shall, consummate the Company Merger; and

                  (d) at the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined herein), shall, in lieu of being converted as provided in Section 3.4(a)(i) and (ii), be converted into the right to receive (x) $70 in cash, without interest, and (y) $3.02 in face value of Parent SAILS security units consisting of a zero coupon debt security and a forward equity contract and having the terms set forth in Annex A hereof (the "Parent Units") and (z) the Additional Amount, if any (the sum of (x), (y) and (z) being referred to herein as the "Alternative Structure Merger Consideration").

                                   ARTICLE III

              EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF PARENT,
            THE COMPANY AND THE MERGER SUBS; EXCHANGE OF CERTIFICATES

         3.1 Merger Sub Shares.

                  (a) At the Effective Time, each PAC Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Parent Merger and without further action by the holder thereof, be converted into and shall become one common share, without par value, of Parent, as the surviving corporation in the Parent Merger. Each certificate which immediately prior to the Effective Time represented outstanding PAC Shares shall, on and after the Effective Time, be deemed for all purposes to represent the number of shares of the common stock of the surviving corporation into which the PAC Shares represented by such certificate shall have been converted pursuant to the Parent Merger.

                  (b) At the Effective Time, each CAC Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Company Merger and without further action by the holder thereof, be converted into and shall become one share of common stock, par value $.01 per share, of the Company, as the surviving corporation in the Company Merger. Each certificate which immediately prior to the Effective Time represented outstanding CAC Shares shall, on and after the Effective Time, be deemed for all purposes to represent the number of shares of the common stock of the surviving corporation into which the CAC Shares represented by such certificate shall have been converted pursuant to the Company Merger.

         3.2 Holdco Shares. At the Effective Time, Holdco shall repurchase each Holdco Share issued and outstanding immediately prior to the Effective Time for an amount of cash representing the fair market value thereof, as agreed upon by Parent and Holdco.

         3.3 Conversion of Parent Shares.

                  (a) At the Effective Time, each common share, without par value, of Parent (a "Parent Share"), issued and outstanding immediately prior to the Effective Time (other than Parent Shares held in the treasury of Parent) shall be converted into one Holdco Share. Upon such conversion, all such Parent Shares shall be canceled and cease to exist, and each certificate theretofore representing Parent Shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of Holdco Shares. The Holdco Shares into which Parent Shares are converted pursuant to the Parent Merger shall be deemed to have been issued at the Effective Time.

                  (b) At the Effective Time, each Parent Share which is then held in the treasury of Parent shall, by virtue of the Parent Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

                  (c) At the Effective Time, each outstanding option or right to purchase Parent Shares (a "Parent Option") shall be assumed by Holdco in such manner that it is converted into an option to purchase Holdco Shares, with each such Parent Option otherwise to be exercisable upon the same terms and conditions as then are applicable to such Parent Option, including the number of shares and exercise price provided thereby. At the Effective Time, Holdco shall assume all rights and obligations of Parent under Parent's stock option plans as in effect at the Effective Time and shall continue such plans in accordance with their terms.

         3.4 Conversion of Company Shares.

                  (a) At the Effective Time, each share of common stock, par value $.01 per share, of the Company (a "Company Share") issued and outstanding immediately prior to the Effective Time (other than (x) Company Shares the holders of which shall have validly demanded appraisal of such shares pursuant to Section 262 of the DGCL ("Section 262") and shall not have voted such shares in favor of the Company Merger ("Dissenting Shares"), (y) Company Shares owned by Parent or any Subsidiary of Parent and (z) Company Shares held in the treasury of the Company or owned by any Subsidiary of the Company (collectively, "Excluded Shares")) shall be converted into either of the following (the "Merger Consideration"):

                        (i) the right to receive (x) $70 in cash, without interest, and (y) $2.60 in face value of Holdco SAILS security units consisting of a zero coupon debt security and a forward equity contract and having the terms set forth in Annex A hereto (the "Holdco Units")(the Holdco Units or the Parent Units, as the case may be, being referred to herein as the "Units Consideration"), and (z) the Additional Amount, if any (the sum of (x), (y) and
(z) being referred to herein as the "Cash and Units Consideration"), or

                        (ii) subject to Section 3.4(b), if the holder thereof shall have validly made and not revoked a Stock Election (as defined in Section 3.5(c)) with respect to such Company Share, a number of fully paid and non-assessable Holdco Shares determined by dividing $74 by the Average Parent Share Price (the "Exchange Ratio"), plus the Additional Amount, if any, provided that in no event shall the Exchange Ratio be more than 4.4848 (the "Stock Consideration").

                  The "" means an amount in cash equal to 7% interest on $72.29 for the period beginning on the first anniversary date of this Agreement, and ending on the day prior to the Closing Date (calculated on a per annum basis of a 365-day year), less all cash dividends per Company Share, if any, paid on the Company Shares with respect to a record date occurring after the first anniversary date of this Agreement; provided, however, that the Additional Amount shall not be a negative number.

                  "Average Parent Share Price" means the average (rounded to the nearest 1/10,000) of the closing trading prices of the Parent Shares on the New York Stock Exchange Composite Tape on each of the thirty consecutive trading days immediately preceding the second trading day prior to the Closing Date.

                  Upon such conversion, all Company Shares (other than Excluded Shares) shall be canceled and cease to exist, and each holder of Company Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be, and cash for fractional Holdco Shares in accordance with Section 3.7(d) upon the surrender of a certificate representing such Company Shares (a "Company Certificate").

                  (b) Notwithstanding the foregoing, (i) if the aggregate number of Company Shares for which Stock Elections are validly made and not revoked exceeds 30% of the Company Shares outstanding as of the Effective Time (the "Maximum Stock Shares"), the number of Company Shares to be converted into the Stock Consideration shall be prorated as described in Section 3.6, and all other Company Shares (other than

Excluded Shares) shall be converted into the Cash and Units Consideration, and
(ii) if the aggregate number of Company Shares for which valid Stock Elections are made is less than 10% of the Company Shares outstanding as of the Effective Time, all Company Shares shall be converted into the Cash and Units Consideration and Section 2.4 (other than subparagraph (d) thereof) shall apply and in lieu of the Holdco Units, Parent Units shall be delivered as part of the Merger Consideration.

                  (c) At the Effective Time, each Company Share which is then held in the treasury of the Company or owned by Parent, any Subsidiary of Parent or any Subsidiary of Company shall, by virtue of the Company Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

                  (d) Notwithstanding anything in this Section 3.4 to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration or the Alternative Structure Merger Consideration, unless and until the holder of Dissenting
Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Cash and Units Consideration, without any interest thereon. The Company shall give Parent prompt notice of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights), and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the surviving corporation of the Company Merger shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

         3.5 Stock Elections.

                  (a) Parent shall authorize one or more transfer agent(s) reasonably acceptable to the Company to receive Stock Elections and to act as Exchange Agent hereunder (the "Exchange Agent") with respect to the Company Merger.

                  (b) Each person who, at the Effective Time, is a record holder of Company Shares (other than Excluded Shares) shall have the right to submit a Form of Election (as defined in Section 3.5(c)) specifying the number of Company Shares that such person desires to have converted into the Stock Consideration.

                  (c) Parent and the Company shall prepare a form (the "Form of Election") pursuant to which any holder of Company Shares may elect to receive the Stock Consideration for any or all of his Company Shares (a "Stock Election"). The Form of Election shall be mailed to the holders of Company Shares as of a date on which Parent and the Company mutually agree, which date is expected to be approximately 45 days prior to the expected Closing Date. Parent and the Company shall use reasonable efforts to make the Form of Election available to all persons who become holders of record of Company Shares between the date on which the Form of Election is mailed to holders of Company Shares and the Election Deadline (as defined in Section 3.5(d)).

                  (d) A Stock Election shall have been validly made only if the Exchange Agent shall have received, by 5:00 p.m. New York, New York time on the second Business Day prior to the Effective Time (the "Election Deadline"), a Form of Election properly completed and signed and accompanied by the Company Certificate or Certificates representing the shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such Company Certificates from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States as set forth in such Form of Election, provided such Company Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery). Any holder of Company Shares who has made a Stock Election by submitting a Form of Election to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Shares may at any time prior to the Election Deadline revoke such holder's election and withdraw such holder's Company Certificates deposited with the Exchange Agent by written notice to the Exchange

Agent received by the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the aggregate amounts of Cash and Units Consideration and Stock Consideration and shall notify Holdco of its determination.

                  (e) Parent, with the Company's consent, shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Stock Elections are to be taken into account in making the determinations prescribed by Section 3.6, the issuance and delivery of certificates representing Holdco Shares ("Holdco Certificates") into which Company Shares are converted in the Company Merger, and the payment of cash for Company Shares converted into the right to receive the Cash and Units Consideration in the Company Merger.

         3.6 Proration. If valid Stock Elections are made for more than the Maximum Stock Shares, then the number of Company Shares covered by each Form of Election to be converted into the Stock Consideration shall be determined by multiplying (i) the number of Company Shares as to which such Form of Election relates by (ii) a fraction, the numerator of which is the Maximum Stock Shares and the denominator of which is the total number of Company Shares for which a valid stock election has been validly made and not withdrawn as of the Effective Time, rounded down to the nearest whole number, and the balance of the Company Shares covered by such Form of Election shall be converted into the Cash and Units Consideration.

         3.7 Exchange of Company Certificates.

                  (a) At or prior to the Effective Time, (i) Parent or Holdco shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with this
Article III, cash in the amount sufficient to pay the aggregate cash portion of the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be, and (ii) Parent or Holdco shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of Company Shares, Holdco Certificates and certificates for Holdco Units or Parent Units, as the case may be, for exchange in accordance with this Article III (the cash and shares deposited pursuant to clauses (i) and

(ii) being hereinafter referred to as the "Exchange Fund"). The Holdco Shares and Holdco Units or Parent Units, as the case may be, into which Company Shares are converted pursuant to the Company Merger shall be deemed to have been issued at the Effective Time. Any cash (including the cash portion of the Cash and Unit Consideration) deposited with the Exchange Agent shall be invested by the Exchange Agent as Parent reasonably directs, provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody's Investors Service, Inc. and Standard & Poor's Corporation, respectively, and any net profit resulting from, or interest or income produced by, such investments will be payable to the Company or Parent, as Parent directs. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Shares for the Merger Consideration or the Alternative Structure Merger Consideration.

                  (b) As soon as reasonably practicable after the Effective Time and in any case no later than 5 days thereafter, the Exchange Agent shall mail to each holder of record of Company Shares immediately prior to the Effective Time (other than Company Shares covered by valid Stock Elections and Excluded Shares) (i) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall agree prior to the Effective Time), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Cash and Unit Consideration with respect to the Company Shares formerly represented thereby. As of the Election Deadline all holders of Company Shares immediately prior to the Effective Time that have not submitted to the Exchange Agent or have properly revoked an effective, properly completed Form of Election shall be deemed not to have made a valid Stock Election.

                  (c) Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with the Company Letter of Transmittal, duly executed, and such other documents as Parent or the Exchange Agent shall reasonably request, the holder of such Company Certificate shall be entitled to receive in exchange therefor
(i) a certified or bank cashier's check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this
Article III (including any cash in lieu of fractional Holdco Shares pursuant to Section 3.7(d)), (ii) a certificate representing that number of Holdco Units or Parent Units, if any, and (iii) a Holdco Certificate representing that number of Holdco Shares, if any, which such holder has the right to receive pursuant to this Article III (in each case less the amount of any required withholding taxes), and the Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.7, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be, with respect to the Company Shares formerly represented thereby.

                  (d) No fractional Holdco Shares shall be issued pursuant to the Company Merger. In lieu of the issuance of any fractional Holdco Shares, cash adjustments will be paid to holders in respect of any fractional Holdco Share that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Average Parent Share Price.

         3.8 Dividends, Etc.

                  (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time shall be paid on Holdco Shares issuable with respect to any Company Shares represented by a Company Certificate, until such Company Certificate is surrendered in exchange for Stock Consideration as provided herein. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Holdco Certificates issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Holdco Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Holdco Shares, less the amount of any withholding taxes which may be required thereon.

                  (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of Parent of the Parent Shares (in the event the Parent Merger is consummated) or the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the surviving corporations of the Parent Merger or the Company Merger, they shall be canceled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article III. Company Certificates surrendered by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 6.16.

                  (c) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any Holdco Shares and any Holdco Units or Parent Units) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to Holdco. Any former stockholder of the Company who has not theretofore complied with this Article III shall thereafter look only to the applicable surviving corporation for payment of the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be, and any cash in lieu of fractional shares and unpaid dividends and distributions on the Holdco Shares deliverable in respect of each Company Share such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

                  (d) None of Parent, the Company, Holdco, the surviving corporations of the Mergers, the Exchange Agent or any other person shall be liable to any former holder of Parent Shares or Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (e) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdco or Parent, as applicable, the posting by such person of a bond in such reasonable amount as Holdco or Parent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration or Alternative Structure Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on Holdco Shares as provided in Section 3.7, deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE IV

                         ADJUSTMENT TO PREVENT DILUTION

         4.1 Adjustments of the Exchange Ratio. If, after the date hereof and prior to the Effective Time, the outstanding shares of Parent or the Company shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or stock dividend or similar event.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter") or the Company Reports (as defined in Section 5.1(e), the Company hereby represents and warrants to Parent that:

                  (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as presently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' certificate of incorporation and by-laws (or comparable governing instruments), as amended to date. The Company's and its Subsidiaries' certificate of incorporation and by-laws (or comparable governing instruments) so delivered are in full force and effect. Section 5.1(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all of the Subsidiaries of the Company, the jurisdictions under which such Subsidiaries were incorporated, the percent of the equity interest therein owned by the Company and each Subsidiary of the Company, as applicable and specifies each Subsidiary that is (i) a "public utility company", a "holding company", a "subsidiary company", an "affiliate" of any public-utility company, an "exempt wholesale generator" or a "foreign utility company" within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8), 2(a)(11), 32(a)(1) or 33(a)(3) of the Public
Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively,
(ii) a "public utility" within the meaning of Section 201(e) of the Federal Power Act (the "Power Act") or (iii) a "qualifying facility" within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), or that owns such a qualifying facility.

                  As used in this Agreement, the term "Subsidiary" means, with respect to the Company or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries but excludes any such entities that are inactive.

                  As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in U.S. generally accepted accounting principles ("GAAP") or interpretations thereof, (ii) economic or business conditions in the United States generally or (iii) conditions generally affecting the electric or gas utility industries, shall not be considered when determining if a Company Material Adverse Effect has occurred. As used in this Agreement, the term "knowledge" or any similar formulation of knowledge shall mean the actual knowledge of, with respect to the Company, those persons set forth in Section
1.1 of the Company Disclosure Letter and, with respect to Parent, those persons set forth in Section 1.1 of the Parent Disclosure Letter (as defined in Section 5.2).

                  (b) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Shares, of which 81,308,000 Shares were outstanding as of the close of business on December 31, 1999 and 40,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company, of which no shares were outstanding as of the date hereof. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that, as of February 25, 2000 there were 10,085,000 Shares reserved in the aggregate for issuance pursuant to the Company's 1985 Long Term Incentive Plan, 1996 Amended and Restated Long Term Incentive Plan and the Columbia Savings Plan (collectively, the "Stock Plans"). Section 5.1(b) of the Company Disclosure Letter sets forth, as of February 25, 2000 the aggregate number of outstanding options to acquire Shares granted by the Company. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt").

                  (c) Corporate Authority; Approval and Fairness.

                        (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Company Merger. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                        (ii) As of the date hereof the Board of Directors of the Company (A) has approved and declared advisable this Agreement and adopted the plan of merger relating to the Company set forth herein and has resolved to recommend that the shareholders of the Company approve this Agreement and (B) has received the opinion of its financial advisors, Morgan Stanley Dean Witter & Co., Inc. ("Morgan Stanley") and Salomon Smith Barney Inc., to the effect that the consideration to be received by the holders of the Shares in the Company Merger pursuant to this Agreement is fair from a financial point of view to such holders.

                  (d) Governmental Filings; No Violations.

                        (i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 2.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934 (the "Exchange Act"), (C) with, to or of the Federal Energy Regulatory Commission (the "FERC"), (D) with, to or of the Kentucky Public Service Commission, the Maryland Public Service Commission, the Public Utilities Commission of Ohio, the Pennsylvania Public Utility Commission, the Virginia State Corporation Commission and the West Virginia Public Service Commission; (E) with, to or of the Securities and Exchange Commission (the "SEC") under the 1935 Act; (F) to comply with applicable Environmental Laws (as defined in Section 5.1(k)); (G) with, to or of The Bermuda Registrar of Companies; (H) with, to or of the Vermont Commissioner of Banking, Insurance, Securities and Health Care Administration; and (I) to comply with the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (each a "Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Company Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                        (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Company Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, either the Restated Certificate of Incorporation of the Company or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days' or less notice ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-govern mental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (e) Company Reports; Financial Statements. The Company has made available to Parent each registration statement, report, proxy statement or information statement filed by it with the SEC (collectively, including any amendments of any such reports, the "Company Reports") pursuant to the Securities Act or the Exchange Act since January 1, 1998 and prior to the date hereof, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999, each in the form filed with the SEC (including exhibits, annexes and any amendments thereto). None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and none of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) as of the respective dates first mailed to shareholders contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in such Company Reports comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and consolidated statements of cash flow included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Since December 31, 1999 (the "Audit Date") and through the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent or otherwise and whether due or to become due) of any nature, except liabilities or obligations which (i) were reflected on the audited balance sheet of the Company and its Subsidiaries as of December 31, 1999 (including the notes thereto), (ii) were incurred in the ordinary course of business, consistent with past practices after December 31, 1999, (iii) are disclosed in the Company Reports filed after December 31, 1999, (iv) would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect, (v) were incurred in connection with the transactions contemplated by this Agreement or (vi) have been satisfied prior to the date hereof.

                  (f) Absence of Certain Changes. Since the Audit Date, the Company and its Subsidiaries taken as a whole have conducted their business only in the ordinary and usual course of such business and there has not been (i) any change in the financial condition, business, assets, liabilities, or results of operations of the Company and its Subsidiaries that has had or would be reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or material property owned, leased or otherwise used by the Company or any of its Subsidiaries, not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the Company other than (A) regular quarterly dividends on Shares in the ordinary course (including any periodic increase thereon consistent with past practice) not to exceed $.225 per Share and (B) as expressly contemplated by this Agreement; or (iv) any change by the Company in accounting principles, practices or methods which is not required by a change in GAAP. Since the Audit Date and through the date hereof, except as provided for herein or as disclosed in the Company Reports, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) other than increases or amendments in the ordinary course of business consistent with past practice.

                  (g) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (h) Employee Benefits.

                        (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy, practice or arrangement that covers employees or former employees of the Company and its Subsidiaries ("Employees"), or directors or former directors of the

Company (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. All material Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any Compensation and Benefit Plans containing "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

                        (ii) All Compensation and Benefit Plans, to the extent subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in substantial compliance with the applicable provisions of ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"). As of the date hereof, there is no material pending or to the knowledge of the Company threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                        (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                        (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                        (v) Neither the Company nor its Subsidiaries have any obligations for, or liabilities with respect to, retiree health and life benefits under any Compensation and Benefit Plan, except for benefits required to be provided under Section 4980(B) of the Code.

                  (i) Compliance with Laws. As of the date hereof, the business of the Company and its Subsidiaries taken as a whole is not being conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. As of the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

                  (j) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any anti-takeover provision in the Company's Restated Certificate of Incorporation and by-laws is applicable to the Company Merger or the other transactions contemplated by this Agreement.

                  (k) Environmental Matters. To the knowledge of the Company, except for such matters that would not be reasonably likely to cause a Company Material Adverse Effect: (i) the operations of the Company and its Subsidiaries are in compliance with all applicable Environ mental Laws; (ii) the Company and its Subsidiaries possess all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the business of the Company and its Subsidiaries as presently conducted and no deficiencies have been asserted by any Governmental Entities with respect to such authorizations; (iii) the Company and its Subsidiaries have not received any written environmental claim, notice or request for information during the past three years concerning any violation or alleged violation of any applicable Environmental Law; and (iv) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or threatened in writing relating to compliance by the Company or any of its Subsidiaries with any environmental permit or liability of the Company or any of its Subsidiaries under any applicable Environmental Law.

                  The representations and warranties in this Section 5.1(k) constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

                  As used herein, the term "Environmental Law" means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction promulgated by any Governmental Entity (A) for the protection of the environment (including air, water, soil and natural resources) or (B) regulating the use, storage, handling, transportation, release or disposal of Hazardous Substances.

                  As used herein, the term "Hazardous Substance" means any substance listed, defined, regulated, designated or classified as hazardous, toxic or radioactive pursuant to any applicable Environmental Law including petroleum and any derivative or by-product thereof.

                  (l) Taxes. The Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) (A) have timely paid all Taxes that are shown as due on such filed Tax Returns, including amounts required to be paid with respect to Taxes as a result of any Tax sharing agreement or similar arrangements ("Tax Sharing Agreement Amounts") or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and (B) no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; and (iii) with respect to all Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except, in each case, for those failures to file or pay or those waivers that would not have a Company Material Adverse Effect. As of the date hereof, there are not pending or proposed or threatened in writing, any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Neither the Company nor any of its Subsidiaries has been or is a party to any Tax sharing agreement or similar arrangement.

                  As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and

"Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                  (m) Labor Matters. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice nor is there pending or threatened, nor since January 1, 1998 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (n) Intellectual Property.

                        (i) The Company or its Subsidiaries own (free and clear of any and all liens, pledges, security interests, claims or other encumbrances), or are licensed or otherwise possess sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries' businesses (collectively, "Intellectual Property Rights"), except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

                        (ii) Except as disclosed in the Company Reports filed prior to the date hereof, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the use of the Intellectual Property Rights by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or 1goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, copyright of any other Person and
(ii) there have been no claims made and neither the Company nor any of its Subsidiaries has received written notice of any claim or otherwise knows that any Intellectual Property Right is invalid, or conflicts with the asserted right of any other Person.

                  (o) Brokers and Finders. Except for Morgan Stanley and Salomon Smith Barney Inc., neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Company Merger or the other transactions contemplated by this Agreement.

                  (p) Regulation as a Utility. Neither the Company nor any subsidiary company or affiliate of the Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. As used in this Section 5.1(p), the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

                  (q) Trading Position Risk Management. The Company has established a risk management committee which, from time to time, establishes risk parameters to restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to the net position resulting from physical commodity transactions, exchange traded futures and options and over-the-counter derivative instruments.

                  (r) Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Holdco in connection with the issuance of shares of Holdco Common Stock and Holdco Units

(or by Parent in connection with the issuance of Parent Units) in the Mergers (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, and as the same may be amended, at the effective time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the joint proxy in definitive form, relating to the meetings of the stockholders of the Company and Parent to be held in connection with the Mergers and the prospectus relating to the Holdco Shares and Holdco Units or the Parent Units, as the case may be, to be issued in the Mergers (the "Joint Proxy Statement/Prospectus") will at the date such Joint Proxy Statement/Prospectus is mailed to such stockholders and, as the same may be amended or supplemented, at the times of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (s) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Company Merger contemplated by this Agreement from qualifying as an exchange under the provisions of Section 351 of the Code.

                  (t) Employment Agreements. Other than those persons listed on
Section 5.1(t) of the Company Disclosure Letter, no officer, director or employee of the Company or any of its Subsidiaries is a party to, or a beneficiary of, an employment agreement of the type set forth in Section 5.1(t) of the Company Disclosure Letter.

                  (u) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

         5.2 Representations and Warranties of Parent. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter") or the Parent Reports (as defined in Section 5.2(f)), Parent represents and warrants to the Company that:

                  (a) [RESERVED]

                  (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as presently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be qualified as a foreign corporation or be in good standing would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of Parent's and its Subsidiaries' certificates of incorporation and by-laws (or comparable governing instruments), as amended to date. Parent's and its Subsidiaries' certificates of incorporation and by-laws (or comparable governing instruments) so delivered are in full force and effect.

                  As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in GAAP or interpretations thereof, (ii) economic or business conditions in the United States generally or (iii) conditions generally affecting the electric or gas utility industries, shall not be considered when determining if a Parent Material Adverse Effect has occurred.

                  (c) Capital Structure. The authorized capital stock of Parent consists of 400,000,000 Parent Shares, of which 124,098,357 shares were issued and outstanding on January 31, 2000 and 20,000,000 preferred shares, without par value, of which no shares were outstanding as of the date hereof and 4,000,000 shares designated as Series A Junior Participating Preferred Shares and reserved for issuance pursuant to Parent's Share Purchase Rights Plan. All of the issued and outstanding shares of Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Shares reserved for or subject to issuance, except that, as of December 31, 1999, there were 5,874,956 shares of Parent Shares reserved in the aggregate for issuance pursuant to Parent's 1988 Amended and Restated Long-Term Incentive Plan, 1994 Amended and Restated Long-Term Incentive Plan and Nonemployee Director Stock Incentive Plan (the "Parent Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter ("Parent Voting Debt").

                  (d) Corporate Authority and Approval.

                        (i) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, subject only to approval of this Agreement by the holders of a majority of the outstanding Parent Shares (the "Parent Requisite Vote"), to consummate the Mergers and the transactions contemplated hereby. If the Parent Requisite Vote is not obtained, this Agreement as modified by Section 2.4 hereof will remain effective and no vote of holders of capital stock of Parent will be necessary to approve this Agreement and the transactions contemplated by Section 2.4 hereof or for Parent, Holdco or CAC to perform their respective obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                        (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit Holdco to issue the number of Holdco Shares and Holdco Units or to permit Parent to issue the number of Parent Units, as the case may be, required to be issued pursuant to Articles II and III. The Holdco Shares and Holdco Units or the Parent Units, as the case may be, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Holdco Shares and Holdco Units or the Parent Units, as the case may be, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

                        (iii) As of the date hereof the Board of Directors of Parent (A) has approved and declared advisable this Agreement and adopted the plan of merger relating to Parent set forth herein and has resolved to recommend that the shareholders of Parent approve this Agreement and (B) has received the opinion of its financial advisor Credit Suisse First Boston to the effect that the Merger Consideration or the Alternate Structure Merger Consideration, as the case may be, is fair to Parent from a financial point of view.

                  (e) Governmental Filings; No Violations.

                        (i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 2.3, (B) required to be made under the HSR Act, the Securities Act and the Exchange Act,
(C) with, to or of the SEC under the 1935 Act, (D) with, to or of the FERC, (E) required to be made with the NYSE and (F) with, to or of the Kentucky Public Service Commission, the Maryland Public Service Commission, the Public Utilities Commission of Ohio, the Pennsylvania Public Utility Commission, the Virginia State Corporation Commission, the West Virginia Public Service Commission and the Maine Public Utilities Commission, no notices, reports, registrations or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and the consummation by Parent of the Mergers and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

                        (ii) The execution, delivery and performance of this Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, either the certificate of incorporation or by-laws of Parent or the comparable governing instruments of any of Parent's Subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

                  (f) Parent Reports; Financial Statements. Parent has made available to the Company each registration statement, report, proxy statement or information statement filed by it with the SEC (collectively, including any amendments of any such reports, the "Parent Reports") pursuant to the Securities Act or the Exchange Act since January 1, 1998 and prior to the date hereof, including (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and (ii) Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999, each in the form filed with the SEC (including exhibits, annexes and any amendments thereto). None of the Parent Reports (in the case of Parent Reports filed pursuant to the Securities Act), as of their effective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and none of the Parent Reports (in the case of Parent Reports filed pursuant to the Exchange Act) as of the respective dates first mailed to shareholders contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent and its Subsidiaries included in such Parent Reports comply as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, in all material respects, the financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and consolidated statements of cash flow included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Since September 30, 1999 (the "Parent Audit Date") and through the date hereof, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent or otherwise and whether due or to become due) of any nature, except liabilities or obligations which (i) were reflected on the audited balance sheet of Parent and its Subsidiaries as of September 30, 1999 (including the notes thereto), (ii) were incurred in the ordinary course of business, consistent with past practices after September 30, 1999, (iii) are disclosed in the Parent Reports filed after September 30, 1999,

(iv) would not be reasonably likely to, either individually or in the aggregate, have a Parent Material Adverse Effect, (v) were incurred in connection with the transactions contemplated by this Agreement or (vi) have been satisfied prior to the date hereof.

                  (g) Absence of Certain Changes. Since the Parent Audit Date, Parent and its Subsidiaries taken as a whole have conducted their business only in the ordinary and usual course of such business and there has not been (i) any change in the financial condition, business, assets, liabilities or results of operations of Parent and its Subsidiaries that has had or would be reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or material property owned, leased or otherwise used by Parent or any of its Subsidiaries, not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any Subsidiary of any securities of Parent other than (A) quarterly dividends in the ordinary course not to exceed $.30 per share of Parent Shares and (B) as expressly contemplated by this Agreement; or (iv) any change by Parent in accounting principles, practices or methods which is not required or permitted by GAAP. Since the Parent Audit Date and through the date hereof, except as provided for herein or as disclosed in the Parent Reports, there has not been any material increase in the compensation payable or that could become payable by Parent or any of its Subsidiaries to officers or key employees or any material amendment of any of the Parent Compensation and Benefit Plans (as defined in Section 5.2(i)) other than increases or amendments in the ordinary course of business consistent with past practice.

                  (h) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or threatened against Parent or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

                  (i) Employee Benefits.

                        (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy, practice or arrangement that covers employees or former employees of the Parent and its Subsidiaries ("Parent Employees"), or directors or former directors of the Parent (the "Parent Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Parent Compensation and Benefit Plans has been made available to the Company prior to the date hereof. All material Parent Compensation and Benefit Plans are listed in Section 5.2(i) of the Parent Disclosure Letter and any Parent Compensation and Benefit Plans containing "change of control" or similar provisions therein are specifically identified in Section 5.2(i) of the Parent Disclosure Letter.

                        (ii) All Parent Compensation and Benefit Plans, to the extent subject to ERISA are in substantial compliance with the applicable provisions of ERISA. Each Parent Compensation and Benefit Plan that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS. As of the date hereof, there is no material pending or, to the knowledge of Parent or Merger Sub, threatened litigation relating to the Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                        (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate. Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                        (iv) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                        (v) Neither Parent nor any of its Subsidiaries have any obligations for, or liabilities with respect to, retiree health and life benefits under any Parent Compensation and Benefit Plan, except for benefits required to be provided under Section 4980(B) of the Code.

                  (j) Compliance with Laws. As of the date hereof, the business of Parent and its Subsidiaries taken as a whole is not being conducted in violation of any Laws, except for violations that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. As of the date hereof, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or to the knowledge of Parent threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

                  (k) Takeover Statutes. As of the date hereof, no Takeover Statute or any applicable anti-takeover provision in the certificate of incorporation of Parent or by-laws of Parent is applicable to the Mergers or any of the other transactions contemplated by this Agreement.

                  (l) Environmental Matters. To the knowledge of Parent, except for such matters that would not be reasonably likely to cause a Parent Material Adverse Effect: (i) operations of Parent and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) Parent and its Subsidiaries possess all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the business of Parent and its Subsidiaries as presently conducted and no deficiencies have been asserted by any Governmental Entities with respect to such authorizations; (iii) Parent and its Subsidiaries have not received any written environmental claim, notice or request for information during the past three years concerning any violation or alleged violation of any applicable Environmental Law; and (iv) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or threatened in writing relating to compliance by Parent or any of its Subsidiaries with any environmental permit or liability of Parent or any of its Subsidiaries under any applicable Environmental Law.

                  The representations and warranties in this Section 5.2(l) constitute the sole representations and warranties of Parent with respect to any Environmental Law or Hazardous Substance.

                  (m) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action that would prevent the Parent Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code.

                  (n) Taxes. Parent and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) (A) have timely paid all Taxes that are shown as due on such filed Tax Returns, including all Tax Sharing Agreement Amounts, and all amounts that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and (B) no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; and (iii) with respect to all Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except, in each case, for those failures to file or pay or those waivers that would not have a Parent Material Adverse Effect. As of the date hereof, there are not pending or proposed or threatened in writing, any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Neither Parent nor any of its Subsidiaries has been or is a party to any Tax sharing agreement or similar arrangement.

                  (o) Labor Matters. As of the date hereof, neither Parent nor any of its Subsidiaries is the subject of any material proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice nor is there pending or threatened, nor since January 1, 1998 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Parent or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not likely to have a Parent Material Adverse Effect or prevent or materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

                  (p) Intellectual Property.

                        (i) Parent or its Subsidiaries own (free and clear of any and all liens, pledges, security interests, claims or other encumbrances), or are licensed or otherwise possess sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries' businesses (collectively, "Parent Intellectual Property Rights"), except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

                        (ii) Except as disclosed in the Parent Reports filed prior to the date hereof, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the use of the Parent Intellectual Property Rights by Parent or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark of any other Person and (ii) there have been no claims made and neither Parent nor any of its Subsidiaries has received written notice of any claim or otherwise knows that any Parent Intellectual Property Right is invalid, or conflicts with the asserted right of any other Person.

                  (q) Brokers and Finders. Except for Credit Suisse First Boston and Wasserstein Perella & Co., Inc., neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Mergers or the other transactions contemplated by this Agreement.

                  (r) Available Funds. Parent has received a commitment letter from Credit Suisse First Boston and Barclays Bank PLC representing committed funds sufficient to pay the cash portion of the Cash and Unit Consideration and to satisfy all of its obligations hereunder and in connection with the Company Merger and the other transactions contemplated by this Agreement (a copy of which has been provided to the Company) and on the Closing Date will have available all funds necessary to pay the cash portion of the Cash and Unit Consideration and to satisfy all of obligations hereunder and in connection with the Company Merger and the other transactions contemplated by this Agreement. The obligations of Parent hereunder are not subject to any conditions regarding the ability of Parent to obtain financing for the consummation of the transactions contemplated herein.

                  (s) Regulation as a Utility. Neither Parent nor any subsidiary company or affiliate of Parent is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. As used in this Section 5.2(s), the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

                  (t) Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Holdco, PAC, CAC, or Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, and as the same may be amended, at the effective time of such amendment, contain any untrue statement or a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date such Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company and Parent and, as the same may be amended or supplemented, at the times of the meetings of such stockholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

                  (u) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates.


                                   ARTICLE VI

                                    COVENANTS

         6.1 Interim Operations of the Company. Except as otherwise set forth in
Section 6.1 of the Company Disclosure Letter, including but not limited to the list of capital expenditures of the Company for the years 2000 and 2001 set forth therein, the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or required by Law):

                        (i) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to (a) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates,
(b) maintain and keep material properties and assets in good repair and condition, subject to ordinary wear and tear and (c) maintain in effect all existing governmental permits pursuant to which the Company or any of its Subsidiaries operates;

                        (ii) the Company shall not (w) amend its certificate of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries except, in the case of its Subsidiaries, for such amendments that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement; (x) split, combine or reclassify its outstanding shares of capital stock; (y) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than (A) dividends from its direct or indirect wholly owned Subsidiaries to it or a wholly owned Subsidiary and (B) regular quarterly dividends on Shares with usual record and payment dates not to exceed $.225 per Share); or

(z) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under the existing terms of the Compensation and Benefit Plans and any other existing terms of the employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans);

                        (iii) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than (A) Shares issuable pursuant to options (whether or not vested) outstanding on the date hereof under the Stock Plans and (B) issuances of additional options or rights to acquire not more than 1,000,000 Company Shares in any calendar year (it being understood that approximately 845,000 options have already been issued by the Company in the year 2000 and that those persons identified on Section 6.1(iii) of the Company Disclosure Letter have already been issued approximately 115,000 options in 2000) nor more than 2,000,000 Company Shares in the aggregate granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans consistent with past practice and performance guidelines; provided that option issuances for each of the calendar years 2001 and 2002 for the persons identified on
Section 6.1(iii) of the Company Disclosure Letter shall not exceed the option issuances to such persons in the year 2000 and shall not be included for purposes of the 1,000,000 and 2,000,000 option grant limitations set forth above, and issuances of Shares pursuant to options granted after the date hereof pursuant to such Stock Plans;

                        (iv) neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business, and other than transactions not in excess of $125,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets (including capital stock of any of its Subsidiaries) or incur or modify any indebtedness for borrowed money or guarantee any such indebtedness;

                        (v) neither the Company nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related), except for acquisitions not involving a merger, consolidation, tender offer or share exchange for an aggregate purchase price or prices, including the assumption of any debt, not in excess of $125,000,000 in any calendar year;

                        (vi) neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business, (i) modify, amend, or terminate any material contract, (ii) waive, release, relinquish or assign any material contract (or any of the material rights of the Company or any of its Subsidiaries thereunder), right or claim, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries;

                        (vii) neither the Company nor any of its Subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of the Company or any Subsidiary of the Company, (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business, or (iii) change any accounting principle, practice or method in a manner that is inconsistent with past practice, except to the extent required by U.S. GAAP as advised by the Company's regular independent accountants;

                        (viii) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans (other than issuances of additional Shares or options or rights to acquire Shares granted pursuant to the terms of the Stock Plans as in effect on the date hereof in the ordinary and usual course of the operation of such Stock Plans, subject to the limitations set forth in clause (iii) of this Section 6.1) or enter into any material consulting agreements or arrangements, or increase the salary, wage, bonus or other compensation of any employees except for (A) grants or awards or increases to employees who are not persons set forth in Section 6.1(iii) of the Company Disclosure Letter under existing Compensation and Benefit Plans as in effect as of the date hereof occurring in the ordinary and usual course of business consistent with past practice (which shall include normal periodic performance reviews and related compensation and benefit increases), (B) annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of the Company and its Subsidiaries who are not executive officers or (C) actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof;

                        (ix) other than in the ordinary and usual course of business, neither the Company nor any of its Subsidiaries shall settle or compromise any material claims or litigation or regulatory proceeding;

                        (x) neither the Company nor any of its Subsidiaries shall make any material Tax election or, except as required by applicable Law, permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business or as may be required by applicable Law;

                        (xi) except for (x) capital expenditures set forth in
Section 6.1(xi) of the Company Disclosure Letter and (y) acquisitions permitted under clause (v) above, neither the Company nor any of its Subsidiaries shall make, or (to the extent the Company has not previously committed to making such expenditures) commit to make, any capital expenditures; and

                        (xii) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

         6.2 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its best efforts to cause its and its

Subsidiaries' employees, agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, recapitalization, reorganization, share exchange, consolidation or similar transaction involving it or its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge or transfer of 25% or more of the equity securities of the Company or a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 15% or more of the outstanding Shares (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the Company's Shareholders, nothing contained in this Agreement shall prevent either the Company or any of its representatives or the Board of Directors of the Company from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or otherwise complying with the Exchange Act; provided that the Company or its Board of Directors shall not be permitted to recommend any such Acquisition Proposal unless it would be permitted to do so in accordance with clause (D) below; (B) providing information in response to a request therefor by a Person who has made a bona fide unsolicited written Acquisition Proposal; (C) engaging in any negotiations or discussions with any Person who has made a bona fide unsolicited written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company or adopting an agreement relating to an Acquisition Proposal, if, and only to the extent that (x) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines in good faith, after consultation with and based upon the advice of outside legal counsel that failure to take such action would result in a breach of the directors' fiduciary duties under applicable law and after consultation with its independent financial advisors of national reputation, that such Acquisition Proposal is reasonably likely to lead to a transaction on terms more favorable from a financial point of view to the Company's shareholders than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and (y) in the case of clause (D) above the Board of Directors of the Company determines in good faith that such Acquisition Proposal is reasonably capable of being consummated, taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and prior to taking any such action set forth in clauses (B), (C) or (D) above (other than with respect to actions related to entering into a confidentiality agreement), the Company provides reasonable notice to Parent to the effect that it is taking such action and receives from the Person making the Acquisition Proposal an executed confidentiality agreement in reasonably customary form and, in any event, containing terms no more onerous to the Company than those contained in the Confidentiality Agreement (as defined in Section 9.7). Promptly after receiving any Acquisition Proposal or any written inquiry that would be reasonably likely to lead to an Acquisition Proposal and prior to providing any information to or entering into any discussions or negotiations with any Person in connection with an Acquisition Proposal by such Person, the Company shall notify Parent of such Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it), and shall provide Parent with a copy of any written Acquisition Proposal or amendment or supplements thereto and shall thereafter inform Parent on a prompt basis of any material changes to the terms and conditions of such Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal; it being understood that any Acquisition Proposal made prior to the date hereof may, if made at any time after the date hereof, be deemed a Superior Proposal, if it would otherwise fulfill the requirements for being deemed a Superior Proposal hereunder. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

         6.3 Shareholders Meetings. (a) Subject to fiduciary obligations under applicable law, the Company will take, in accordance with applicable law and its Restated Certificate of Incorporation and by-laws, all action necessary to call, give notice of, convene and hold a meeting of holders of Shares, including any adjournment thereof (the "Company Shareholders Meeting") as promptly as practicable after the execution of this Agreement by Parent to consider and vote upon the approval of this Agreement and such other matters as may be appropriate. The Board of Directors of the Company shall recommend such approval and shall take all lawful action reasonably necessary to solicit such approval; provided, however, that the recommendation of the Board of Directors of the Company may be withdrawn or adversely modified if required under applicable law relating to fiduciary duties.

                  Without limiting the generality of the foregoing but subject to the Company's rights pursuant to Sections 6.2 and 8.3, the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

                  (b) Subject to fiduciary obligations under applicable law, Parent will take, in accordance with applicable law and its Restated Articles of Incorporation and by-laws, all action necessary to call, give notice of, convene and hold a meeting of its holders of Parent Shares, including any adjournment thereof (the "Parent Shareholders Meeting") as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement and such other matters as may be appropriate. The Board of Directors of Parent shall recommend such approval and shall take all lawful action reasonably necessary to solicit such approval, provided, however, that the recommendation of the Board of Directors of the Company may be withdrawn or adversely modified if required under applicable law relating to fiduciary duties.

                  (c) Meeting Date. The Parent Shareholders Meeting shall be held on the day prior to the Company Shareholders

Meeting unless otherwise agreed by the Company and Parent.

         6.3A Joint Proxy Statement and Registration Statement.

                  (a) Preparation and Filing. As promptly as reasonably practicable after the date hereof, Parent, Holdco and the Company, shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement/ Prospectus (together the "Joint Proxy/Registration Statement"). Holdco or Parent, as the case may be, shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement. No representation, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Joint Proxy/Registration Statement. The parties shall take such actions as may be reasonably required to cause the Joint Proxy/Registration Statement to comply as to form in all material respects with the Securities Act, the Exchange Act and the 1935 Act and the rules and regulations thereunder. Holdco or Parent, as the case may be, shall take such action as may be reasonably required to cause the Holdco Shares and Holdco Units or Parent Units to be issued in the Mergers to be approved for listing on the NYSE and any other stock exchanges agreed to by the parties, each upon official notice of issuance.

                  (b) Letter of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to the Company, Parent and Holdco letters of Arthur Andersen LLP, one dated a date within two (2) business days before the effective date of the Joint Proxy/Registration Statement and one dated the Closing Date, and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

                  (c) Letter of Parent's Accountants. Parent shall use its reasonable best efforts to cause to be delivered to

Parent, Holdco and the Company letters of Arthur Andersen LLP, one dated a date within two (2) business days before the effective date of the Joint Proxy/Registration Statement and one dated the Closing Date, and addressed to Parent and the Company, in form and substance satisfactory to Parent and the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

         6.4 Filings; Other Actions; Notification.

                  (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents (including, but not limited to, the parties cooperating and using their reasonable best efforts to obtain the consents listed in Section 5.1(d) of the Company Disclosure Letter), registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other trans actions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Parent and the Company shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

                  (b) Subject to applicable Laws and the preservation of any applicable attorney-client privilege, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

                  (c) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

                  (d) Without limiting the generality of the undertakings pursuant to this Section 6.4, each of the Company and Parent agrees to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign courts or Governmental Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Company Merger and the transactions contemplated by this Agreement and (ii) contest and resist any action seeking to have imposed any order, decree, judgment, injunction, ruling or other order (whether temporary, preliminary or permanent) (an "Order") that would materially delay, restrain, enjoin or otherwise prohibit consummation of the Company Merger and, in the event that any such temporary or preliminary Order is entered in any proceeding that would make consummation of the Company Merger in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Company Merger or the other transactions contemplated by this Agreement, Parent agrees to use its best efforts to take promptly any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (e) of this paragraph) necessary to vacate, modify or suspend such Order so as to permit such consummation.

                  (e) Without limiting the generality of the covenants contained in this Section 6.4, Parent agrees to, if necessary to prevent any Governmental Authority from issuing any order, injunction, decree, judgment or ruling or the taking of any other action restraining, enjoining or otherwise prohibiting the Company Merger, offer to accept an order to divest (or enter into a consent decree or other agreement giving effect thereto) such of Parent's or the Company's assets as are required to forestall such order, injunction, decree, judgment, ruling or action and to hold separate such assets pending such divestiture.

         6.5 Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and; provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties, the loss of any applicable attorney-client privilege or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All such information shall be governed by the terms of the Confidentiality Agreement. From the date hereof until the Effective Time, Parent shall (i) comply with the reasonable requests of the Company to make its officers and employees available to respond to the reasonable inquiries of the Company in connection with the operations of Parent and its Subsidiaries and (ii) furnish to the Company such information concerning its financial condition as may be reasonably requested.

         6.6 Stock Exchange De-listing. Holdco or Parent, as the case may be, shall use its best efforts to cause the Company Shares to be removed from quotation on the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

         6.7 Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

         6.8 Benefits.

                  (a) Stock Options. At the Effective Time, each stock option outstanding under the Stock Plans (each, a "Company Option"), whether or not then exercisable, shall be cancelled and only entitle the holder thereof to receive with respect to such Company Option an amount in cash equal to (i) for each share with respect to such Company Option, the excess, if any, of (A) the value of the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be, over (B) the per Share exercise price under such Company Option and (ii) the balance in such holder's Dividend Credit Account pursuant to the stock option agreement with respect to such Company Option. For purposes of this Section 6.8(a), the value of the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be, shall be $72.29 plus an amount in cash equal to 7% interest on $72.29 for the period beginning on the first anniversary date of this Agreement and ending on the day prior to the Closing Date (calculated on a per annum basis of a 365-day year). Parent, or Merger Sub, as applicable, shall be entitled to deduct or withhold from amounts otherwise payable to a holder of a Company

Option any amounts required to be withheld under applicable tax laws. The Company shall use its reasonable efforts to obtain, but only if and to the extent required, the consent of each holder of outstanding Company Options to the foregoing treatment of such Company Options and to take any other action reasonably necessary to effectuate the foregoing provisions.

                  (b) Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the third anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans that are no less favorable than the greater of (i) those currently provided by the Company and its Subsidiaries to such employees and (ii) those provided by Parent and its Subsidiaries from time to time during such three-year period. Following the Effective Time, Parent shall cause service by employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for all purposes (including, without limitation, eligibility to participate, eligibility to commence benefits, vesting, benefit accrual and severance) under the Compensation and Benefit Plans or any other benefit plans of Parent or its Subsidiaries in which such employees participate; provided, however, that with respect to any defined benefit pension plan, such crediting of service shall not result in the duplication of benefits in respect of any period.

                  From and after the Effective Time, Parent shall (i) cause to be waived any pre-existing condition limitations under benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate (other than those pre-existing condition limitations in effect at the Effective Time under any plans, policies or practices of the Company or its Subsidiaries) and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent and its Subsidiaries.

                  Parent and Holdco shall, and Parent and Holdco shall cause the Company to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans.

                  Parent agrees that the transactions contemplated by this Agreement meet the definition of, and shall constitute, a "change in control" under each Compensation and Benefit Plan listed on Schedule 6.8(b) of the Company Disclosure Letter.

                  (c) Employees. Any workforce reductions carried out following the Effective Time by Parent, Holdco or the Company and their respective Subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all Laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

                  (d) Community Involvement. Parent acknowledges that after the Effective Time, it intends to provide charitable contributions and community support within the service areas of the Company and its Subsidiaries at levels consistent with past practice.

                  (e) Integration Committee. Parent recognizes that the Company has a talented group of officers and employees that will be important to the future growth of Holdco or Parent, as the case may be, after the Effective Time. In recognition of the foregoing, within seven business days of the date hereof, Parent and the Company will establish an Integration Committee composed in its entirety of two senior executive officers of the Company and two senior executive officers of Parent, as selected by the Company and Parent, respectively (the "Integration Committee"). The Integration Committee shall meet not less than once per month and shall have direct access to the Chief Executive Officer of each of Parent and the Company and will be responsible for proposing alternatives and recommendations regarding the matters and issues arising in connection with the integration of the Company and Parent and their respective businesses, assets and organizations (including without limitation, issues arising in connection with matters contemplated by this Article VI).

                  (f) Phantom Shares. At the Effective Time, each Phantom Share under the Company's Phantom Stock Plan for Outside Directors shall be canceled and only entitle the holder thereof to receive with respect to such Phantom Share an amount in cash equal to the value of the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be. For purposes of this Section 6.8(f), the value of the Merger Consideration or the Alternative Structure Merger Consideration, as the case may be, shall be $72.29 plus an amount in cash equal to 7% interest on $72.29 for the period beginning on the first anniversary date of this Agreement and ending on the date prior to the Closing Date (calculated on a per annum basis of a 365-day year). Parent, or Holdco, as applicable, shall be entitled to deduct or withhold from amounts otherwise payable to a holder of a Phantom Share any amounts required to be withheld under applicable tax laws. The Company shall use its reasonable efforts to obtain, but only if and to the extent required, the consent of each holder of a Phantom Share to the foregoing treatment of such Phantom Shares and to take any other action reasonably necessary to effectuate the foregoing provisions.

         6.9 Expenses. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in
Article II. Except as otherwise provided in this Section 6.9 and Section 8.5(b), whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the preparation, printing and mailing of the Joint Proxy/Registration Statement.

         6.10 Indemnification; Directors' and Officers' Insurance.

                  (a) From and after the Effective Time, Holdco and Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Party believed to be in or not opposed to the best interests of the Company. In addition, Holdco and Parent shall indemnify each present and former director, officer and employee of the Company and its Subsidiaries for any Costs arising out of or pertaining to matters existing or occurring at or prior to the Effective Time to the extent that the Company would have been obligated to indemnify such persons pursuant to its Restated Certificate of Incorporation as in effect as of the date hereof. In the event any claim or claims are asserted or made within six years after the Effective Time, all rights to indemnifica-tion in respect of any such claim or claims shall continue until final disposition of any and all such claims.

                  (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party if such failure does not materially and irreversibly prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) subject to receipt of the undertaking to repay advances referred to in paragraph (a) of this Section 6.10, Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Parent will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that (A) Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent and such Indemnified Party, (B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

                  (c) Parent or Holdco shall cause the Company to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, (i) that policies with at least the same coverage, containing terms and conditions which are at least as protective of the insureds thereunder, may be substituted therefor; (ii) if the existing D&O Insurance is terminated or cancelled during such six-year period, the Surviving Corporation shall use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium and, to the extent permitted by law, shall agree to indemnify the directors and officers for any Costs not covered by such D&O Insurance; and
(iii) if the annual premiums for the existing D&O Insurance exceed 200% of the Current Premium, the Surviving Corporation shall obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium.

                  (d) If Parent, Holdco or the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the

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
successors and assigns of Parent, Holdco or the Company shall assume all of the obligations set forth in this Section 6.10.

                  (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         6.11 Takeover Statute. If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, each of Parent, Holdco and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         6.12 Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of a Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement at the Company Shareholders Meeting or any other meeting of shareholders of the Company or either Merger Sub, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of either the Company or either Merger Sub by consent in lieu of a meeting).

         6.13 1935 Act. None of the parties hereto shall, nor shall any such party permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities that would cause a change in its status, or that of its Subsidiaries, under the 1935 Act if such change would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         6.14 Necessary Action. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall take or fail to take any action that is reasonably likely to result in any failure of the conditions to the Mergers set forth in Article VII, or is reasonably likely to make any representation or warranty of the Company or Parent contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that is reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

         6.15 Certain Mergers. Each of the Company and Parent agrees that it shall not, and shall not permit any of its Subsidiaries to (i) acquire or agree to acquire any assets or (ii) acquire or agree to acquire, whether by merger, consolidation, by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the expiration of any applicable waiting period or impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger, (B) significantly increase the risk of any Governmental Entity entering an Order (as defined in Section 7.1(e)) prohibiting the consummation of the Merger, (C) significantly increase the risk of not being able to remove any such Order on appeal or otherwise or (D) materially delay or materially impede the consummation of the Merger.

         6.16 Rule 145 Affiliates. Prior to the Closing Date, the Company shall identify in a letter to Parent all persons who are, at the Closing Date, "affiliates" of the Company, as such term is used in Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause its affiliates to deliver to Parent on or prior to the Closing Date written agreements substantially in the form attached as Annex B.

         6.17 Executive Consent Rights. In the event an officer covered by an employment agreement set forth in Section 5.1(t) of the Company Disclosure Letter terminates his employment with the Company prior to the Effective Time, the person replacing such officer shall not be hired by the Company without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

         6.18 Listing of Units. Parent agrees to file, within 60 days after the date hereof, a listing application with NYSE covering the listing of the Units and to use its best efforts to pursue the listing of such Units so that the listing is effective prior to the Effective Time. In the event such Units are not accepted for listing despite such best efforts, Parent shall use its best efforts to list such Units on another national securities exchange or the Nasdaq Stock Market so that such listings are effective prior to the Effective Time.


                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been duly approved by holders of Company Shares constituting the Company Requisite Vote in accordance with applicable Law and the Restated Certificate of Incorporation and by-laws of the Company.

                  (b) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

                  (c) Listing of Shares. In the event that the Parent Requisite Vote is obtained, the Holdco Shares issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (d) HSR. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated.

                  (e) Other Regulatory Consents. Other than the filing provided for in Section 1.3, the parties shall have made or filed those notices, reports or other filings required to be made or filed with, and obtained those registrations, approvals, permits or authorizations required to be obtained from or filed with any Governmental Entity prior to the consummation of the Mergers and in each case set forth in Sections 5.1(d) and 5.2(e) ("Governmental Consents") and such Governmental Consents shall have become Final Orders, except for those that the failure to make or to obtain, either individually or in the aggregate are not reasonably likely to have a material adverse effect on the combined entity resulting from the transactions contemplated hereby.

                  The Final Orders shall not impose terms or conditions that (a) have or would reasonably be expected to have a material adverse effect on the combined entity resulting from the transactions contemplated hereby, or (b) materially impair the ability of the parties to complete the Mergers or the transactions contemplated hereby. A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

                  (f) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order"), nor shall any proceeding brought by a Governmental Entity seeking an Order be pending, provided, however, that the provisions of this Section 7.1(f) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, such Order.

         7.2 Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

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
                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement which are not modified by the words "Material Adverse Effect" shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct in all material respects as of such date in the same manner as specified above), and the representations and warranties of the Company set forth in this Agreement which are modified by the words "Material Adverse Effect" shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                  (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any material Contract to which the Company or any of its Subsidiaries is a party except for such consents or approvals the failure of which to obtain would not be reasonably likely to result in a material adverse effect on Parent and the Company (together with all Subsidiaries of Parent and the Company) taken as a whole.

                  (d) Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect or change or condition which would reasonably be expected to have a Company Material Adverse Effect.

         7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement which are not modified by the words "Material Adverse Effect" shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct in all material respects as of such date in the same manner as specified above) and the representations and warranties of Parent set forth in this Agreement which are modified by the words "Material Adverse Effect" shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and the Company shall have received a certificate signed on behalf of Parent by executive officers of Parent to such effect.

                  (b) Performance of Obligations of Parent. Parent shall have performed and caused Holdco, CAC and PAC to have performed, in all material respects all material obligations required to be performed by each such entity under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

                  (c) Tax Opinion. In the event of the Company Merger, the Company shall have received the opinion of Sullivan & Cromwell, counsel to the Company, dated the Closing Date, to the effect that, based on the facts and assumptions stated therein, the Company Merger will qualify as an exchange pursuant to Section 351 of the Code.

                  In rendering its opinion, Sullivan & Cromwell may rely on the representations made in certificates addressed to such counsel by both Parent and the Company.


                                  ARTICLE VIII

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
                                   TERMINATION

         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

         8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Mergers shall not have been consummated by June 30, 2001, whether such date is before or after the date of receipt of the Company Requisite Vote (the "Termination Date"), provided that the Termination Date shall be automatically extended to March 31, 2002 if, on June 30, 2001: (x) any of the Governmental Consents described in Section 7.1(e) have not been obtained or waived, (y) each of the other conditions to the consummation of the Mergers set forth in Article VII has been satisfied or waived or remains capable of satisfaction, and (z) any Governmental Consent that has not yet been obtained is being pursued diligently and in good faith, (b) the approval of the Company's shareholders required by
Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable after the parties have used their respective best efforts to have such Order removed, repealed or overturned (whether before or after the approval by the shareholders of the Company) pursuant to Section 6.4, provided that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party whose failure to fulfill any obligation under this Agreement or under any existing law, order, rule or regulation has caused or resulted in the failure of the Mergers to be consummated.

         8.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of the Company after three days' prior written notice to Parent at any time prior to (a) the approval of this Agreement by shareholders of the Company referred to in Section 7.1(a), if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (i) the Company is not then in breach of Section 6.2, (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to any concessions which are offered by Parent during such three-day period, on the basis of the advice of its independent financial advisor of national reputation, that such proposal is a Superior Proposal and (iii) the termination pursuant to this Section 8.3(a) shall not be effective unless the Company shall at or prior to the time of such termination make the payment required by Section 8.5; or (b) the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 7.1(a) if (x) there has been a breach by Parent of any representation or warranty modified by the words "Material Adverse Effect" or a breach of any other representation or warranty that, individually or in the aggregate, has had a Parent Material Adverse Effect, or there has been a material breach by Parent of any material covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach or (y) if all Governmental Consents have not been obtained and become Final Orders meeting the requirements of Section 7.1(e) by March 31, 2002.

         8.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Board of Directors of the Company withdraws or adversely modifies its adoption of this Agreement or its recommendation that the shareholders of the Company approve this Agreement, (b) the Board of Directors of the Company shall approve or recommend a Superior Proposal, (c) the Board of Directors of the Company shall resolve or publicly propose to take any of the actions specified in clauses (a) or (b) above, or (d) there has been a breach by the Company of any representation or warranty modified by the words "Material Adverse Effect" or a breach of any other representation or warranty that, individually or in the aggregate, has had a Company Material Adverse Effect, or there has been a material breach by the Company of any material covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the party committing such breach.

         8.5 Effect of Termination and Abandonment.

                  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to termination.

                  (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or by Parent pursuant to Section 8.4(a), (b) or (c), then the Company shall promptly, but in no event later than two days after the date of such termination (except in the case of a termination pursuant to Section 8.3(a), in which case the payment referred to below shall be made at or prior to the time of such termination), pay Parent a termination fee (as liquidated damages) of $200,000,000 (the "Termination Fee") by wire transfer of same day funds to an account previously designated in writing by Parent to the Company. In the event that (i) an Acquisition Proposal shall have been made to the Company after the date hereof or any Person (other than Parent or any of its Affiliates) shall have publicly announced after the date hereof an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) and (ii) (x) the Person making the Acquisition Proposal which was outstanding at the time of the Shareholders Meeting (the "Acquiring Party") acquires, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within twelve months after a termination of this Agreement, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or (y) there is consummated a merger, consolidation or similar business combination between the Company or one of its Subsidiaries and the Acquiring Party or one of its Subsidiaries within twelve months after the relevant termination of this Agreement, or (z) within twelve months after termination of this Agreement, the Company or one of its Subsidiaries enters into a binding agreement with the Acquiring Party for such an acquisition, merger, consolidation or similar business combination then the Company shall promptly, but in no event later than two days after the earlier of consummation of the transaction or transactions with the Acquiring Party or one of its Subsidiaries or the execution of a binding agreement between the Company and the Acquiring Party, pay Parent the Termination Fee in same day funds to an account previously designated by Parent to the Company in writing.

                  In the event that this Agreement is terminated by the Company pursuant to Section 8.3(b)(y) or by Parent or the Company pursuant to 8.2(a) as a result of the failure to meet the condition set forth in Section 7.1(e) or 8.2(c) hereof, then Parent shall, or shall cause Holdco to, promptly, but in no event later than two days after the date of such termination, pay to the Company a termination fee (as liquidated damages) of $50,000,000 (the "Regulatory Termination Fee").

                  The Company and Parent acknowledge that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to this
Section 8.5(b), and in order to obtain such payment Parent or the Company as the case may be commences a suit which results in a judgment against the Company for payment of all or a portion of the Termination Fee, or against Parent for payment of all or a portion of the Regulatory Termination Fee, the Company shall pay to Parent or Parent shall pay the Company, as the case may be, its costs and expenses (including its reasonable attorneys' fees) incurred in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of The Chase Manhattan Bank in effect from time to time during such period. The Company's payment of the Termination Fee shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives in the event this Agreement is terminated and the Termination Fee is payable whether or not there has been a breach of this Agreement.


                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

         9.1 Survival. This Article IX and the agreements of the Company, Parent and Holdco, as the case may be contained in Article IV, Sections 6.6 (Stock Exchange De-listing), 6.8 (Benefits), 6.9 (Expenses), 6.10 (Indemnification; Directors' and Officers' Insurance) and 6.18 (Listing of Units) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Holdco, as the case may be, contained in Section 6.9 (Expenses),
Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

         9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

         9.3 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE WHOLLY PERFORMED IN SUCH STATE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the

Federal courts of the United States of America located in the State of New York in each case in the borough of Manhattan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of New York or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party hereto hereby acknowledges and agrees to waive any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

         9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to Parent

                  NiSource Inc.
                  801 East 86th Avenue,
                  Merrillville, Indiana 46410.
                  Attention:  Stephen P. Adik
                  fax:  (219) 647-6060

                  (with a copy to
                  Peter V. Fazio, Jr.,
                  Schiff Hardin & Waite,
                  6600 Sears Tower
                  233 South Wacker Drive
                  Chicago, IL 60606-6473
                  fax: (312) 258-5600).

                  if to the Company

                  Columbia Energy Group,
                  13880 Dulles Corner Lane
                  Herndon, Virginia 20171-4600
                  Attention:  Michael W. O'Donnell
                  fax:  (703) 561-7326

                  (with a copy to
                  Neil T. Anderson
                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  fax:  (212) 558-3588).

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         9.7 Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated November 18, 1999 between Parent and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOT WITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FORE GOING.

         9.8 No Third Party Beneficiaries. Other than with respect to the matters set forth in Section 6.10 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.9 Obligations of Parent and of the Company. Whenever this Agreement requires Holdco or a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Holdco or such Subsidiary, as the case may be, to take such action. Whenever this Agreement requires Parent to take any action, such requirement shall be deemed to include an undertaking to cause Holdco to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Company to cause such Subsidiary to take such action.

         9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of either Merger Sub, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Mergers or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Mergers, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Mergers. If the requirements of the previous sentence are met and Parent wishes to designate another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of either Merger Sub, then, all references herein to that Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to that Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

         IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.



                                           COLUMBIA ENERGY GROUP


                                            By: /s/ Oliver G. Richard III
                                                -------------------------
                                                Name:  Oliver G. Richard III
                                                Title: Chairman, President
                                                       and Chief Executive
                                                       Officer




                                            NISOURCE INC.


                                            By: /s/ Gary L. Neale
                                                -----------------
                                                Name:  Gary L. Neale
                                                Title: Chairman, President
                                                       and Chief Executive
                                                       Officer

                                     ANNEX A

                  SUMMARY OF TERMS FOR HOLDCO/PARENT SAILS(SM)

Each SAILS is a unit consisting of a share purchase contract plus a senior debt security. The share purchase contract and the senior debt security will have the following terms and other terms customary for securities of this type.

o         Share purchase contract

         o Obligates holder to buy $2.60 or $3.02, as applicable, of Holdco/Parent common shares on settlement date

         o        Settlement date: 4 years after closing

         o        "Contract adjustment payments" pending settlement: none

         o Stock issuable upon settlement (per $2.60 or $3.02, as applicable, purchase contract):

                  o If average closing price of Holdco/Parent common shares for the 30-day period before settlement date (the "measurement period") is $16.50 or less, then the holder will receive .1576 of a Holdco/Parent common share;

                  o If average closing price of Holdco/Parent common shares for the measurement period is more than $16.50 but less than $23.10, then the holder will receive a number shares of Holdco/Parent common stock equal to $2.60 or $3.02, as applicable, divided by the average closing price of Holdco/Parent common shares (carried to four decimal places);

                  o If the average closing price of Holdco/Parent common shares for the measurement period is more than $23.10, then the holder will receive .1126 of a Holdco/Parent common share; and

                  o Customary anti-dilution provisions, including upon a change in control of Holdco/Parent after the Effective Time

         o Acceleration of settlement date upon change of control of Holdco/Parent after Effective Time

         o        No early settlement option

         o Voting rights: none, except with respect to modification of terms of share purchase contract or senior debt securities

         o Obligation is secured by pledge of companion senior debt security (provided holder may substitute basket of treasuries)

         o Purchase price will be paid on settlement date using solely proceeds from remarketing of pledged debt security (or proceeds of basket of treasuries), without holder having to provide additional funds. However, at holder's election, holder may deliver $2.60 or $3.02, as applicable, cash to pay purchase price on settlement date, in which case pledged debt security will be released to holder in lieu of being remarketed

         o        NYSE listing

o        Senior debt security

         o        Maturity: 6 years after closing

         o Not interest bearing prior to settlement date; after settlement date, bears interest at market rate (determined in remarketing procedure as rate necessary to trade at par) plus 50 basis points

         o        Not redeemable prior to maturity

         o        No sinking fund

         o        Unsecured

         o No voting rights, except customary rights with respect to modification of indenture

         o Remarketed on settlement date to determine market interest rate for a par security

         o        Covenants

                  o Customary affirmative covenants to pay principal and interest, maintain office for payment and transfer, pay taxes, maintain corporate existence, etc.

                  o        Customary limitation on liens

                  o Customary limitation on mergers, consolidations, sales of assets and similar transactions

                  o No limitation on incurrence of additional indebtedness

                  o        No limitation on restricted payments

         o        Events of default

                  o Failure to pay interest for 30 days after due (relevant only after remarketing)

                  o        Nonpayment of principal when due

                  o Nonpayment of more than $5 million of indebtedness for borrowed money beyond grace period

                  o        Bankruptcy

                  o        Failure to perform covenants for 90 days